Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 4 dated February 11, 2025 relating to the Common Stock, par value $0.001 per share, of Marinus Pharmaceuticals, Inc. shall be filed on behalf of the undersigned.

SUVRETTA CAPITAL MANAGEMENT, LLC By: /s/ Aaron Cowen
Name: Aaron Cowen
Title: Authorized Signatory

AVERILL MASTER FUND, LTD. By: /s/ Aaron Cowen
Name: Aaron Cowen
Title: Director

AARON COWEN By: /s/ Aaron Cowen